Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Stacy Frole
https://ir.cedarfair.com		419.627.2227

CEDAR FAIR REPORTS FULL-YEAR AND FOURTH-QUARTER 2018 RESULTS; ANNOUNCES NEW LONG-TERM GROWTH TARGET

SANDUSKY, OHIO, February 13, 2019 -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today reported record net revenues for its full-year and fourth-quarter 2018 results. The Company also announced a new long-term Adjusted EBITDA growth target.
Highlights

•	The Company reported record full-year net revenues of $1.35 billion, up 2% from 2017.

•	Attendance at Cedar Fair's parks in 2018 was a record 25.9 million guests, a 1% increase from 2017; average in-park guest per capita spending in 2018 also increased 1%, to a record $47.69.

•	Higher occupancy rates and average daily room rates at the Company’s resort properties contributed to the record out-of-park revenues of $152 million, a 6% increase from the prior year.

•
Continued demand for the Company’s award-winning Halloween events and the expansion of its WinterFest events in the fourth quarter of 2018 resulted in a 9% increase in net revenues over the prior-year quarter.

•
Sales to date on 2019 advance purchase commitments, including season passes, are up more than 25% from the same time last year, driven by expanded season pass offerings, a strong capital program and immersive new events scheduled to debut in 2019.

•	The Company announced new long-term growth initiatives and a 2023 Adjusted EBITDA[1] target of $575 million, representing a 4% CAGR over the next five years.

_____________________
1For additional information regarding Adjusted EBITDA, including how the Company defines and uses Adjusted EBITDA, see the attached historical reconciliation table and related footnotes. The Company is not reconciling Adjusted EBITDA targets or guidance to Net Income, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain individual items required to reconcile Adjusted EBITDA targets or guidance with the most directly comparable GAAP financial measure (Net Income). These items include the net effect of swaps, non-cash foreign currency (gain) loss, as well as other non-cash and unusual items and other adjustments as defined under the Company’s debt agreements, which are difficult to predict in advance in order to include in a GAAP estimate.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Full-Year and Fourth-Quarter 2018 Results;
Announces New Long-Term Growth Target
February 13, 2019

CEO Commentary
Cedar Fair President and CEO Richard A. Zimmerman said, “I am proud of our exceptional team and all that we accomplished in 2018. In particular, we ended the year strongly, achieving new highs in attendance and net revenues for both the fourth quarter and full year. Guests of all ages continue to delight in our immersive entertainment offerings including our Halloween Haunt and WinterFest celebrations. The success and expansion of these events has created momentum heading into 2019 as we are seeing strong sales activity in our advance purchase channels across all categories and all parks.
“As we look to the future, we remain committed to providing a compelling entertainment experience throughout the year for guests of all ages and we are confident we will entertain a record number of visitors again in 2019,” continued Zimmerman. “The FUNdamentals of our strategy are to broaden the guest experience through immersive new entertainment offerings that create urgency to visit our parks throughout the year; expand our season pass platform into a long-term relationship-based program to increase lifetime value for, and from, our guests; increase market penetration, particularly among the most attractive and growing audience segments within our markets; and pursue value-enhancing development opportunities adjacent to our parks. These initiatives will help us to achieve our new long-term Adjusted EBITDA goal of $575 million by 2023, and serve as the foundation for future growth well beyond the next five years.”
2018 Full-Year Results
For the full year ended Dec. 31, 2018, Cedar Fair generated record net revenues of $1.35 billion, an increase of $27 million, or 2%, compared with the prior year. Driving this increase was a 1%, or 189,000-visit increase in attendance to a record 25.9 million visits; a 1%, or $0.39, increase in average in-park guest per capita spending to a record $47.69; and a 6%, or $8 million, increase in out-of-park revenues to a record $152 million.
The Company attributes the increase in 2018 attendance to its strong second-half performance, including its successful Halloween Haunt and WinterFest events. Six of Cedar Fair’s 11 amusement parks remained open in November and December of 2018, and Canada’s Wonderland near Toronto will add WinterFest to its 2019 calendar of events.
Average in-park guest per capita spending improved as a result of increases in both pure in-park spending and non-season pass admissions pricing. The food and beverage category again led the increase in pure in-park spending driven by the continued growth and popularity of the parks’ all-season dining and beverage programs. This is a reflection of the Company’s focus on offering its guests a variety of culinary choices ranging from grab-and-go street fare to more uniquely branded menu items created by each park’s executive chef.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Full-Year and Fourth-Quarter 2018 Results;
Announces New Long-Term Growth Target
February 13, 2019

The 6% increase in out-of-park revenues was driven primarily from the Company’s resort accommodations. The increased revenues were the result of higher occupancy rates and average daily room rates, combined with a 158-room expansion to the historic Hotel Breakers located on Cedar Point’s mile-long beach. These gains more than offset the revenue lost with the removal of the 187-room Sandcastle Suites hotel at Cedar Point after the 2017 season.
Operating income for 2018 was $291 million, down 2% when compared with 2017. The 2% increase in revenues was offset by an increase of $30 million, or 3%, in operating costs to $892 million and an increase of $2 million, or 2%, in depreciation and amortization to $156 million. The increase in operating costs, which the Company anticipated, was largely attributable to increased labor costs due to increases in market and minimum wages and, to a lesser extent, increases in operating supplies for personnel-related costs and for the new WinterFest event at the Company’s Kings Dominion park in Virginia.
Interest expense for 2018 was comparable with the prior year. The net effect of swaps resulted in a $7 million charge to earnings for 2018 compared with an immaterial impact to earnings in 2017. The difference reflects changes in fair market value for these swaps. During 2018, the Company recognized a $1.1 million loss on early debt extinguishment in connection with amending its 2017 Credit Agreement, as compared with a $23.1 million loss on early debt extinguishment related to its debt refinancing in the first half of 2017. The Company also recognized a $36 million net charge to earnings for foreign currency losses compared with a $29 million net benefit to earnings for 2017. Both amounts primarily represent the re-measurement of the U.S.-dollar denominated debt held at the Company’s Canadian property from the applicable currency to the legal entity’s functional currency.
A $35 million provision for taxes was recorded for 2018 to account for the tax attributes of the Company’s corporate subsidiaries and publicly traded partnership taxes, compared with a $1 million provision for taxes in 2017. The increase in the 2018 tax provision relates primarily to the prior-year implementation of the 2017 Tax Cuts and Jobs Act.
Net income for full-year 2018 totaled $127 million, or $2.23 per diluted limited partner (LP) unit, compared with net income of $215 million, or $3.79 per diluted LP unit, in 2017.
Full-year Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, was $468 million, down 2%, or $11 million, when compared with last year. Adjusted EBITDA declined as attendance growth was more than offset by higher operating costs and expenses primarily attributable to planned seasonal labor rate increases. Although the Company reported record attendance in 2018, attendance growth was lower than anticipated due to disruptive weather patterns during the first half of the year and into the peak vacation month of July. This lower-than-anticipated attendance growth was partially offset by a record August and strong growth in the fourth quarter. See the attached table for a reconciliation of net income to Adjusted EBITDA.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Full-Year and Fourth-Quarter 2018 Results;
Announces New Long-Term Growth Target
February 13, 2019

Long-Term Outlook
Introducing the Company’s new long-term strategy Zimmerman stated, “Our mission is simple: To make people happy by providing fun, immersive and memorable experiences. Behind the scenes, our employees are dedicated to creating an experience so extraordinary that our guests want to return again and again, driving sustainable and highly profitable growth. This commitment is fundamental to our culture and will continue to be the foundation of our success.”
The Company is targeting $575 million in Adjusted EBITDA by 2023, which implies a 4% compound annual growth rate over the next five years. To achieve the Adjusted EBITDA target, Cedar Fair will focus on the four most compelling opportunities to accelerate its growth and profitability:

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Broadening the guest experience - Leverage the Company’s management expertise and assets to offer a broader entertainment experience at a quality and scale no other regional entertainment venue can match.

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Expanding the season pass program - Promote advance purchase commitments that create more consistent visitation patterns and reduces the impact of disruptive events such as bad weather. The Company’s season pass program will continue to evolve with a focus on affordability, retention and increased visitation.

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Increasing market penetration through targeted marketing efforts - Utilize consumer and market research and data analytics to identify the most attractive and growing audience segments within its markets and determine the best communication and distribution channels for which to reach them.

–	Pursuing adjacent development - Expand the Company’s out-of-park revenue streams and maximize the value of its existing portfolio through further development adjacent to its parks.
“I am excited about our direction, optimistic about our growth potential and confident in our strategy. Our new long-term strategy will drive continued value creation through a balanced approach of investing in our business and returning capital to our unitholders through an attractive and growing distribution,” said Zimmerman.
Conference Call
The Company will host a conference call with analysts today, February 13, 2019, at 10:00 a.m. EST, to further discuss 2018 results and provide additional detail on its long-term outlook and guidance. The call will be webcast live in “listen only” mode via the Cedar Fair website http://ir.cedarfair.com under Investor Information - Events and Presentations. It will also be available for replay starting at approximately 1:00 p.m. EST, Wednesday, February 13, 2019, until 11:59 p.m. EST, Wednesday, February 27, 2019. In order to access the replay of the earnings call, please dial 844-512-2921 followed by the access code 1330238.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Full-Year and Fourth-Quarter 2018 Results;
Announces New Long-Term Growth Target
February 13, 2019

About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive and memorable experiences, the Company owns and operates 11 amusement parks, including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and four hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs, goals and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct, or that the Company's growth strategies will achieve the targeted results. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations or otherwise to fluctuate or decrease. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
This news release and prior releases are available online at http://ir.cedarfair.com

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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Full-Yearand Fourth-Quarter 2018 Results;
Announces New Long-Term Growth Target
February 13, 2019

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per unit amounts)

	Three months ended		Twelve months ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017
Net revenues:
Admissions	$147,585	$135,337	$737,676	$734,060
Food, merchandise and games	71,887	65,957	433,315	422,469
Accommodations, extra-charge products and other	30,312	26,868	177,539	165,438
	249,784	228,162	1,348,530	1,321,967
Costs and expenses:
Cost of food, merchandise and games revenues	19,821	18,435	114,733	110,811
Operating expenses	121,600	110,723	584,350	558,102
Selling, general and administrative	43,496	42,628	193,333	193,770
Depreciation and amortization	23,415	26,985	155,529	153,222
Loss on impairment / retirement of fixed assets, net	2,219	9,671	10,178	12,728
Gain on sale of investment	(112)	—	(112)	(1,877)
	210,439	208,442	1,058,011	1,026,756
Operating income	39,345	19,720	290,519	295,211
Interest expense	23,124	23,131	85,687	85,603
Net effect of swaps	13,193	(3,762)	7,442	(45)
Loss on early debt extinguishment	—	6	1,073	23,121
(Gain) loss on foreign currency	24,230	5,961	36,254	(29,086)
Other income	(147)	(506)	(1,333)	(970)
Income (loss) before taxes	(21,055)	(5,110)	161,396	216,588
Provision (benefit) for taxes	1,442	(62,657)	34,743	1,112
Net income (loss)	(22,497)	57,547	126,653	215,476
Net income (loss) allocated to general partner	(1)	1	1	2
Net income (loss) allocated to limited partners	$(22,496)	$57,546	$126,652	$215,474

Basic earnings per limited partner unit:
Weighted average limited partner units outstanding	56,232	56,079	56,212	56,061
Net income (loss) per limited partner unit	$(0.40)	$1.03	$2.25	$3.84
Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	56,232	56,830	56,860	56,800
Net income (loss) per limited partner unit	$(0.40)	$1.01	$2.23	$3.79

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	12/31/2018	12/31/2017
Cash and cash equivalents	$105,349	$166,245
Total assets	$2,024,183	$2,064,159
Long-term debt, including current maturities:
Term debt	$725,132	$723,788
Notes	938,061	936,727
	$1,663,193	$1,660,515
Total partners' equity	$32,416	$82,946

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Full-Year and Fourth-Quarter 2018 Results;
Announces New Long-Term Growth Target
February 13, 2019

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita amounts)

	Three months ended		Twelve months ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017
Attendance	4,886	4,430	25,912	25,723
Average in-park guest per capita spending (1)	$47.20	$47.59	$47.69	$47.30
Out-of-park revenues (1)	$25,910	$23,598	$152,216	$143,763

(1)
Average in-park guest per capita spending is calculated as revenues generated within our amusement parks and separately gated outdoor water parks along with related tolls and parking revenues (in-park revenues), divided by total attendance. Out-of-park revenues are defined as revenues from resort, marina, sponsorship, online transaction fees charged to customers and all other out-of-park operations. A reconciliation of these measures to net revenues for the periods presented is as follows:

	Three months ended		Twelve months ended
(In thousands)	12/31/2018	12/31/2017	12/31/2018	12/31/2017
In-park revenues	$230,609	$210,812	$1,235,742	$1,216,698
Out-of-park revenues	25,910	23,598	152,216	143,763
Concessionaire payback	(6,735)	(6,248)	(39,428)	(38,494)
Net revenues	$249,784	$228,162	$1,348,530	$1,321,967

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended		Twelve months ended
(In thousands)	12/31/2018	12/31/2017	12/31/2018	12/31/2017
Net income (loss)	$(22,497)	$57,547	$126,653	$215,476
Interest expense	23,124	23,131	85,687	85,603
Interest income	(704)	(456)	(1,515)	(855)
Provision (benefit) for taxes	1,442	(62,657)	34,743	1,112
Depreciation and amortization	23,415	26,985	155,529	153,222
EBITDA	24,780	44,550	401,097	454,558
Loss on early debt extinguishment	—	6	1,073	23,121
Net effect of swaps	13,193	(3,762)	7,442	(45)
Non-cash foreign currency (gain) loss	24,268	5,944	36,294	(29,041)
Non-cash equity compensation expense	3,189	4,061	11,243	13,789
Loss on impairment/retirement of fixed assets, net	2,219	9,671	10,178	12,728
Gain on sale of other assets	(112)	—	(112)	(1,877)
Employment practice litigation costs	—	171	—	4,867
Other (1)	585	480	558	877
Adjusted EBITDA (2)	$68,122	$61,121	$467,773	$478,977

(1)
Consists of certain costs as defined in the Company's Amended 2017 Credit Agreement and prior credit agreements. These items are excluded in the calculation of Adjusted EBITDA and have included certain legal expenses, costs associated with certain ride abandonment or relocation expenses, and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Amended 2017 Credit Agreement and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233